EXHIBIT 99.A
News
For Immediate Release


El Paso Corporation Receives Waivers Related to its Revolving
Credit Facility

HOUSTON, TEXAS, MARCH 16, 2004-El Paso Corporation (NYSE:EP) today announced that it has received waivers on its $3 billion revolving credit facility that are required to address potential issues related to its recently announced reserve revisions. These waivers address the expected delay in the company's Form 10-K filings and the impact of a potential restatement of previously reported financial results. The waivers have been received from the required lenders participating in the revolving credit facility and two other smaller bank facilities.

El Paso is requesting, and expects to receive, waivers on certain other financings which currently have an outstanding balance of approximately $30 million. The receipt of these additional waivers within 30 days from March 15, 2004 is a subsequent condition of the waivers on the company's bank facilities.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the timing of the completion of the internal review of the reserve revisions, and the extent and time periods involved in any potential restatement of prior years' financial results; the potential impact of any restatement of financial results on our access to capital (including borrowings under credit arrangements and other financing transactions); changes in reserves estimates based upon internal and third party reserve analyses; the uncertainties associated with the outcome of governmental investigations; the outcome of litigation including shareholder derivative and class actions related to the reserve revision and potential restatement; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341